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                                  [LOGO] PITNEY BOWES
                                  NOTICE OF THE 1997
                                  ANNUAL MEETING
                                  AND
                                  PROXY STATEMENT
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                                  Pitney Bowes Inc.
                                  World Headquarters
                                  Stamford, Connecticut 06926-0700
                                  (203) 356-5000

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[LOGO] PITNEY BOWES
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TO THE STOCKHOLDERS:
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Stockholders attending the annual meeting in Stamford on May 12, 1997, are cordially invited to join us for a continental breakfast, served from 8 a.m. until the meeting begins at 10 a.m.

We look forward to welcoming many stockholders to the meeting and will make it as interesting and informative as possible.

Sincerely yours,

Michael J. Critelli
Chairman and Chief Executive Officer

Stamford, Connecticut
April 3, 1997

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NOTICE OF MEETING:

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The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 12,
1997, at 10 a.m. at the company's World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions, including a map, to Pitney Bowes' World Headquarters are set forth on the back cover page of the Proxy Statement.

     The items of business at the annual meeting are:

     1.   Election of three directors.

     2.   Appointment of independent accountants for 1997.

     3.   Stockholder Proposal Relating to CERES Principles.

     4. Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

All holders of record of Pitney Bowes common stock and $2.12 convertible preference stock as of the close of business on March 14, 1997, are entitled to vote at the meeting or any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

It is important that all stockholders be represented at the meeting. Stockholders are urged to sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

Amy C. Corn
Corporate Secretary and
Senior Associate General Counsel

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[LOGO] PITNEY BOWES
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PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies by the board of directors of Pitney Bowes Inc. (the "board") for use at the annual meeting of stockholders to be held on May 12, 1997, and at any continuation of the meeting caused by any adjournment or any postponement of the meeting. Proxies may be revoked at any time before they are voted at the annual meeting by (i) submitting to the corporate secretary of the company a written revocation, or (ii) in the case of a stockholder of record, by (a) submitting a later-dated proxy, or (b) attending the meeting, revoking the prior proxy and voting at the annual meeting. Each proxy not revoked will be voted at the meeting and will be voted in accordance with the instructions given in the proxy or, if no instructions are given, will be voted consistent with the recommendations of the board of directors. The votes of the holders of Pitney Bowes common stock and $2.12 convertible preference stock ("$2.12 preference stock") will be aggregated for each agendum item. Each share of common stock will be entitled to one vote and each share of $2.12 preference stock will be entitled to eight votes for each agendum item.

Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The affirmative vote of a plurality of the votes cast by the holders of issued and outstanding shares of Pitney Bowes common and $2.12 preference stock (each share of $2.12 preference stock counting as eight votes of common stock) in person or by proxy at the annual meeting is required to elect directors. The proposal relating to the appointment of independent accountants and the stockholder proposal each requires the affirmative vote of the holders representing a majority of the votes cast on such proposal.

The election inspectors will treat abstentions as shares that are present and entitled to vote at the meeting for purposes of determining the presence of a quorum, but will treat them as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote or as a vote cast with respect to that matter. Thus, abstentions and broker nonvotes will have no effect on the number of affirmative votes needed to elect directors or to adopt the independent accountant proposal and the stockholder proposal.

At the close of business on March 14, 1997, the record date for the annual meeting, there were 147,050,608 shares of common stock outstanding and 86,382 shares of $2.12 preference stock outstanding.

The company's headquarters is in Stamford, Connecticut. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 3, 1997.

ELECTION OF DIRECTORS

Under the company's Restated Certificate of Incorporation and its Bylaws, there are three classes of directors as nearly equal in number as possible. Each class is elected for a three-year term.

Mr. Critelli, Mr. Roth, and Mrs. Sewell were elected last year to three-year terms expiring in 1999.

Mr. Harvey, who was also elected to a three-year term expiring in 1999, resigned from the board as of December 31, 1996, in accordance with the company's previously announced succession plan. Ms. Alvarado, Mr. Breslawsky, Mr. Campbell, and Mr. Hugel were elected in 1995 to three-year terms expiring in 1998. Mr. Butler, Mr. Kimball, Mr. Nunery and Mr. Taylor were elected in 1994 to three-year terms expiring in 1997. Mr. Taylor has informed the Nominating and Organization Affairs Committee of the board of his intention to retire from the board upon the expiration of his current term on May 12, 1997. Due to his recent appointment as senior vice president of NationsBank, a competitor in several lines of business, Mr. Nunery will not stand for reelection to the board upon the expiration of his current term on May 12, 1997.

Subsequent to Mr. Harvey's retirement, the board voted to reduce the size of the board to eleven directors, and, effective May 12, 1997, to further reduce the size of the board to nine directors. The Committee recommended, and the board approved, that Mr. Butler, Mr. Campbell, and Mr. Kimball be nominated for election to three-year terms expiring in 2000. Although Mr. Campbell was elected to a class whose term expires in 1998, in order to allow the company to maintain three classes of directors as nearly equal in number as possible, Mr. Campbell has resigned from his current directorship effective and contingent upon his election by the stockholders on May 12, 1997, to a three-year term expiring in 2000.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

Information about each nominee for director and each incumbent director, including the nominee's or incumbent's age as of February 28, 1997, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

                              NOMINEES FOR ELECTION
                  TO TERMS EXPIRING AT THE 2000 ANNUAL MEETING

[PHOTO]

WILLIAM E. BUTLER, 65, retired chairman and chief executive officer (1991-1995), and director of Eaton Corporation, a manufacturer of engineered products serving the automotive, industrial, commercial, and military markets. President and chief operating officer of Eaton Corporation from 1989 to 1991. Director since 1991. (Also a director of Applied Industrial Technologies, Inc.; Zurn Industries, Inc.; The Goodyear Tire and Rubber Co.; and Ferro Corporation.)


[PHOTO]

DAVID T. KIMBALL, 69, retired chairman and chief executive officer of General Signal Corporation, a manufacturer of instrumentation and control systems and industrial equipment. Director since 1983.


[PHOTO]

COLIN G. CAMPBELL, 61, president of Rockefeller Brothers Fund, a philanthropic organization. Former president of Wesleyan University from 1970 to 1988. Director since 1977. (Also director of Hartford Steam Boiler Inspection & Insurance Company; Sysco Corporation; and Rockefeller Financial Services.)

                            INCUMBENT DIRECTORS WHOSE
                     TERMS EXPIRE AT THE 1999 ANNUAL MEETING

[PHOTO]

MICHAEL J. CRITELLI, 48, chairman and chief executive officer, since 1997, of Pitney Bowes Inc. Formerly vice chairman and chief executive officer, 1996, and vice chairman, 1994-1996, of Pitney Bowes Inc.; president of Pitney Bowes Financial Services, 1993-1994; and vice president, secretary & general counsel and chief personnel officer of Pitney Bowes Inc., 1990-1993. Director since 1994.


[PHOTO]

MICHAEL I. ROTH, 51, since 1994, chairman and chief executive officer of Mutual of New York. Formerly chairman, president and chief executive officer, 1993-1994, and president and chief operating officer, 1991-1993, with Mutual of New York. Director since 1995. (Also a director of Enterprise Group; Promus Hotel Corporation; and Enterprise Foundation.)


[PHOTO]

PHYLLIS SHAPIRO SEWELL, 66, retired senior vice president of Federated Department Stores, Inc. Director since 1987. (Also a director of Lee Enterprises, Inc.; and Sysco Corporation.)

                            INCUMBENT DIRECTORS WHOSE
                    TERMS EXPIRE AT THE 1998 ANNUAL MEETING*

[PHOTO]

LINDA G. ALVARADO, 45, president, since 1974, of Alvarado Construction, Inc., a Denver-based commercial and industrial general contractor. Director since 1992. (Also a director of Cyprus Amax Minerals Company; and Engelhard Corp.)


[PHOTO]

MARC C. BRESLAWSKY, 54, president and chief operating officer, since 1996, of Pitney Bowes Inc. Formerly vice chairman of Pitney Bowes Inc.,1994-1996, and president of Pitney Bowes Office Systems, 1990-1994. Director since 1994. (Also a director of C. R. Bard, Inc. and United Illuminating Company.)


[PHOTO]

CHARLES E. HUGEL, 68, retired chairman and chief executive officer of Combustion Engineering, Inc., a company whose principal products are power generation and process equipment and systems. Director since 1987. (Also a director of Eaton Corporation.)

* Colin G. Campbell, a director whose term expires at the 1998 Annual Meeting, has been nominated for election to a term expiring at the 2000 Annual Meeting. See page 3.


COMMITTEES OF THE BOARD OF DIRECTORS
The board met nine times in 1996 and each director attended at least 75 percent of the aggregate number of board meetings and meetings held by the board committees on which he or she served during 1996.

Members of the board serve on two or more of the seven committees described below. Except for Mr. Critelli, who is a member of the Executive Committee, directors who are also employees of the company do not serve on board committees.

The AUDIT COMMITTEE, which met three times in 1996, monitors the financial reporting standards and practices of the company and the company's internal financial controls to ensure compliance with the policies and objectives established by the board of directors. To further the foregoing, the Audit Com-mittee recommends to the board for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with the company's independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountants' report, invites the accountants' recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and their fees. It also reviews the company's internal accounting controls and the scope and results of the company's internal auditing activities, and submits reports and proposals on these matters to the board. Members are Charles E. Hugel (Chairman), Linda G. Alvarado, Colin G. Campbell, and Arthur R. Taylor.

The CORPORATE RESPONSIBILITY COMMITTEE, which met three times in 1996, monitors the company's policies and programs concerning stockholders, cus-tomers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, investor relations, environmental protection, customer satisfaction, postal and governmental relations, employee safety and product safety. Members are William
E. Butler (Chairman), Linda G. Alvarado, Michael I. Roth, and Phyllis Shapiro Sewell.

The EXECUTIVE COMMITTEE, which did not meet in 1996, can act, to the extent permitted by Delaware corporation law and the company's Restated Certificate of Incorporation and its Bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by the committee's charter. Members are Michael J. Critelli (Chairman), Colin G. Campbell, Phyllis Shapiro Sewell, and Arthur R. Taylor.

The EXECUTIVE COMPENSATION COMMITTEE, which met eight times in 1996, oversees the company's executive compensation program, including establishing the company's executive compensation poli-cies and undertaking an annual review of all components of compensation to ensure that the company's objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company's compensation plans (see "Executive Officer Compensation" beginning on page 11) and the 1996 Pitney Bowes Employee Stock Purchase Plan, and recommends changes in such plans. It also establishes performance targets, and grants, or recommends for grant, incentives in the forms permitted under the Pitney Bowes Key Employees' Incentive Plan, and recommends grants of incentives under the Pitney Bowes 1991 Stock Plan. Grants recommended by the Executive Compensation Committee are approved by the independent directors of the board. Members are Phyllis Shapiro Sewell (Chairman), William E. Butler, and David T. Kimball.

The FINANCE COMMITTEE, which met five times in 1996, reviews the company's financial condition and evaluates significant financial policies and investment decisions, advises management and recommends financial action to the board. The committee's duties include monitoring the company's current and projected financial condition and reviewing and approving major investment decisions. Members are Arthur R. Taylor (Chairman), Colin G. Campbell, Charles E. Hugel, Leroy D. Nunery, and Michael I. Roth.

The NOMINATING AND ORGANIZATION AFFAIRS COMMITTEE, which met five times in 1996, recommends nominees for election to the board of directors, recommends membership and duties of the board committees, reviews officers' potential for growth, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of corporate administration and its governing documents. The committee will consider director nominations made by the company's stockholders. Stockholder recommendations must be in writing, addressed to the Chairman of the Nominating and Organization Affairs Committee, c/o Corporate Secretary of the company at the address set forth on the cover of this proxy statement, and should include a statement describing the qualifications and experience of the proposed candidate and the basis for nomination. Members are Colin G. Campbell (Chairman), William E. Butler, Charles E. Hugel, and Phyllis Shapiro Sewell.

The RETIREMENT ADVISORY COMMITTEE, which met four times in 1996, oversees the financial operations of the company's retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. With respect to major retirement plans, the committee appoints and removes plan trustees and investment managers, sets the managers' investment return objectives, and approves contributions to such plans. It reports to the board on the operations of all plans and the management of funds established thereunder. Members are David T. Kimball (Chairman), Linda G. Alvarado, and Leroy D. Nunery.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, as of March 14, 1997, the number of shares of common stock (rounded to the nearest whole number) held by each director, each nominee for director, each of the six executive officers named in the Summary Compensation Table (Table I) on page 12, and all directors and executive officers as a group (21 persons). The directors and executive officers as a group are beneficial owners of less than one percent of the aggregate shares of common stock and $2.12 preference stock.

As of December 31, 1996, the only person or group known to the company to be the beneficial owner of more than five percent of any class of the company's voting securities is FMR Corp., as more fully described below. The following information is based solely upon Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission.

Certain operating subsidiaries of FMR Corp. exercised investment discretion over various institutional accounts which, as of December 31, 1996, held 18,961,730 shares (representing 12.77 percent) of the company's outstanding common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., and a registered investment advisor, exercised investment discretion over 16,759,427 of said shares. Fidelity Management Trust Company, a bank, and Fidelity International Limited, other operating subsidiaries, exercised investment discretion with respect to 2,054,403, and 147,900 shares, respectively. FMR Corp. has an office at 82 Devonshire Street, Boston, MA 02109-3614.

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                               SECURITY OWNERSHIP

                                                  SHARES             OPTIONS
                                                 DEEMED TO         EXERCISABLE
   TITLE OF                                   BE BENEFICIALLY        WITHIN
CLASS OF STOCK    NAME OF BENEFICIAL OWNER     OWNED (A) (B)       60 DAYS (C)
-------------     -------------------------   -------------       -----------

    Common        Linda G. Alvarado                 3,063             --
    Common        William E. Butler                 3,407             --
    Common        Colin G. Campbell                 5,200             --
    Common        Charles E. Hugel                  3,400             --
    Common        David T. Kimball                 23,900             --
    Common        Leroy D. Nunery                   2,624             --
    Common        Michael I. Roth                   3,400             --
    Common        Phyllis Shapiro Sewell            6,400             --
    Common        Arthur R. Taylor                  9,869             --
    Common        Marc C. Breslawsky               75,456        143,115
    Common        Michael J. Critelli              61,000         40,101
    Common        George B. Harvey                337,375        235,215
    Common        John N. D. Moody                 19,913         37,607
    Common        Douglas A. Riggs                  4,000         22,529
    Common        Carole F. St. Mark               39,578         74,952
    -------       ---------------------------    --------        -------
    COMMON        ALL EXECUTIVE OFFICERS AND      613,110        578,015
                  DIRECTORS AS A GROUP (21)


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(a)  Some of the holdings shown include shares required to be reported as beneficially owned by the directors or executive officers even though beneficial ownership of certain of those shares has been disclaimed. The number of common shares so reported are 1,200 in the case of Mr. Campbell, 1,500 in the case of Mr. Kimball, and 2,700 in the case of all executive officers and directors as a group.

(b) The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.

(c) The executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 14, 1997) by exercising outstanding stock options.
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                                       7

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Directors and persons who are considered "officers" of the company for purposes of Section 16 of the Securities Exchange Act of 1934 and greater than ten percent stockholders ("Reporting Persons") are required to file forms with the Securities and Exchange Commission to report their holdings of and transactions in the company's securities and to furnish the company with copies of such forms. It is generally the practice of the company to file such forms on behalf of its Reporting Persons who are directors or officers. Based solely upon a review of such forms filed with the company, the company believes that all such forms have been timely filed, except as follows: Steven J. Green failed to timely report on Form 4 Pitney Bowes equity securities and stock options held by his wife at the time of their marriage; Paul Press failed to timely report on Form 4 a purchase of 100 shares of Pitney Bowes common stock; owing to an oversight by company personnel, a Form 4 was not timely filed relating to a purchase of 1000 shares of Pitney Bowes common stock by Michael I. Roth, a director; and a Form 4 was not timely filed relating to the reinvestment of seven quarterly dividends in an aggregrate 52.96 shares of Pitney Bowes common stock by Linda G. Alvarado, a director.

DIRECTORS' COMPENSATION

DIRECTORS' FEES. In 1996, each nonemployee director received a fee of $30,000 per year and $1,100 for each board and committee meeting attended, with committee chairpersons receiving an additional $400 for each committee meeting that they chaired. Directors who are also employees of the company receive no additional compensation for serving as a director of the company. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. Directors were permitted to elect to defer receipt of fees, in which event they would receive interest on the amount deferred at the rate then payable on Standard & Poor's AA-rated bonds.

DIRECTORS' STOCK PLAN. At the 1991 annual meeting, the company's stockholders adopted a Directors' Stock Plan pursuant to which each nonemployee director is granted 400 shares of Pitney Bowes restricted common stock annually as part of his or her compensation. On May 13, 1996, an aggregate of 3,600 such shares was awarded, with each of the nine nonemployee directors then serving receiving 400 shares of restricted common stock. The shares carry full voting and dividend rights but may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, or (2) the expiration of the six-month period following the grant of such shares. Ownership of such shares is reflected in the table on page 7 showing security ownership of executive officers and directors.

DIRECTORS' RETIREMENT PLAN. The company maintains a Directors' Retirement Plan. Under this plan, there is no benefit paid to a director who serves for less than five years. A director with five years of service will receive an annual retirement benefit calculated as 50 percent of the director's retainer in effect at the time of such director's retirement, and a director with more than five years of service at retirement will receive an additional 10 percent of such retainer for each year of service over five, to a maximum of 100 percent of such retainer for ten or more years of service. The current annual retainer fee paid to an active director who is not an employee of the company is $30,000. The annual retirement benefit is paid for life to a director who (i) leaves the board at or after age 60, or (ii) leaves the board prior to age 60 but defers commencement of receipt of benefits until age 60. A director who leaves the board and who elects receipt of benefits before age 60 will receive the annual retirement benefit only during a period equal to the number of years that the director had served on the board as of May 12, 1997. Individuals who are eligible for pension benefits as prior employees of the company are not eligible under the Directors' Retirement Plan.

In 1996, the Nominating and Organization Affairs Committee undertook a comprehensive review of the amount and components of the board's compensation. As a result of that review, the following recommendations were made to and adopted by the board of directors: (1) to freeze the existing directors' retirement plan as of May 12, 1997, with all service by each director as of that date to be recognized for the calculation of the retirement benefit to be payable upon such director's retirement from the board (provided that the minimum five-year vesting requirement shall have been met by such director as of May 12, 1997); (2) to amend the Directors' Stock Plan to provide that, commencing in May, 1997, the annual award of restricted common stock to each director be increased from the current 400 shares to 700 shares, with all such shares to bear the same restrictions as those previously awarded under the Directors' Stock Plan; (3) to approve a deferred compensation plan for directors offering a variety of investment alternatives. Directors who elect to defer compensation can notionally invest in any combination of several publicly sponsored mutual funds, a Pitney Bowes phantom share fund, a treasury bill-based rate of return, or may invest in options to purchase common stock of the company. The number of options granted is calculated by dividing the cash amount deferred by the individual director by the fair market value of the shares on the date of the option grant, and multiplying that quotient by two.

STOCK PERFORMANCE GRAPH

The following line graph compares the cumulative total return on an investment in the company's common stock over the five-year period ending December 31, 1996, with that of (i) the Standard & Poor's ("S&P(R)") 500 Composite Index and
(ii) a combination of the companies included in the S&P Office Equipment and Supplies Index and the S&P Computers (Hardware) Index at December 31, 1996, over the same five-year period.

Both the S&P 500 Composite Index and the index that reflects the combined returns of companies in the S&P Office Equipment and Supplies and the S&P Computers (Hardware) indices are market-value weighted indices. All information shown below is based upon data provided to the company by three separate independent organizations, all of which have been licensed by Standard & Poor's Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company's common stock on December 31, 1991 would have grown to $197 by December 31, 1996. By comparison, $100 invested in the S&P 500 Composite Index would have grown to $203 by December 31, 1996. Additionally, $100 invested in the index that reflects the combined returns of companies in the S&P Office and Equipment Index and the S&P Computers (Hardware) Index would have been worth $220 on December 31, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG PITNEY BOWES INC., THE S&P 500 COMPOSITE INDEX, AND THE COMPANIES INCLUDED IN THE S&P OFFICE EQUIPMENT AND SUPPLIES INDEX AND THE S&P COMPUTERS (HARDWARE) INDEX


[THE TABLE BELOW REPRESENTS A CHART IN THE PRINTED PIECE]

--------------------------------------------------------------------------------
        Pitney Bowes Inc.      S&P 500(R)       S&P Off. Eq./Comp. Sys.
1991           100               100                    100
1992           129               108                     84
1993           137               118                     92
1994           108               120                    116
1995           165               165                    162
1996           197               203                    220


* Based on an initial investment of $100 on December 31, 1991, with reinvestment of dividends.

--------------------------------------------------------------------------------

EXECUTIVE OFFICER COMPENSATION

The Executive Compensation Committee (the "Committee"), which is composed of three independent (nonemployee) directors, oversees the company's executive compensation programs and establishes its executive compensation policies. ( A description of the Committee's duties appears on page 6.) The Committee reports on executive compensation to all of the independent directors of the board (the "Independent Directors") and makes recommendations to the Independent Directors regarding specific executive officer compensation matters with respect to which the Independent Directors have final approval. (See "Report on Executive Compensation by the Independent Directors" beginning on page 15.)

SUMMARY COMPENSATION TABLE. The following table (Table I) shows all compensation paid or granted, during or with respect to the 1996 fiscal year and the two previous fiscal years, to each of the two individuals who served in the capacity of chief executive officer during 1996 and to the four other highest paid executive officers for services rendered in all capacities while an executive officer. (Persons in this group are referred to herein individually as a "Named Executive Officer" and collectively as the "Named Executive Officers," and the titles listed are the titles held as of the end of the 1996 fiscal year.)

                                                                     TABLE I
                                                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                            -------------------------------------------     ----------------------------------------
                                                                                            GRANTS        PAYOUTS
                                                                                            ------        -------
                                                                                                         LONG-TERM
                                                                                                         INCENTIVE
                                                               PBC         OTHER ANNUAL                    PLAN           ALL OTHER
                                               SALARY       INCENTIVE      COMPENSATION      STOCK        PAYOUTS       COMPENSATION
                                                ($)            ($)              ($)         OPTIONS        ($)(2)           ($)(3)
  NAME AND PRINCIPAL POSITION      YEAR        (000)          (000)            (000)          (#)           (000)            (000)
--------------------------------   ----      ---------      --------       -------------    -------      ----------       ----------

George B. Harvey (1)............    96          878.9        1,225.0            __            47,500       1,263.6            3.8
Chairman of the Board               95          767.1        1,150.6            __            45,950       1,151.8            3.8
                                    94          730.4          660.0            __            37,050       1,012.8            3.0

Michael J. Critelli (1).........    96          592.7          730.0            __            30,000         881.3            3.8
Vice Chairman and Chief             95          500.0          550.0            __            15,650         328.1            3.8
Executive Officer                   94          348.0          284.6            __            19,050         244.4            3.0

Marc C. Breslawsky (1)..........    96          577.1          710.0            __            30,000         881.3            3.8
President and Chief Operating       95          500.0          550.0            __            15,650         514.2            3.8
Officer                             94          445.6          443.2            __            31,900         450.8            3.0

Carole F. St. Mark..............    96          433.3          360.0            __            10,000         556.8            3.8
President and CEO, Pitney           95          413.3          396.8            __             9,050         514.2            3.8
Bowes Business Services             94          392.5          274.8            __             6,900         397.1            3.0

John N. D. Moody................    96          341.0          285.0            __             6,000         367.1            3.8
President - U.S. Mailing            95          325.7          228.0            __             4,950         202.7            3.8
Systems                             94          250.0          137.3            __             3,600         177.7            3.0

Douglas A. Riggs................    96          319.6          210.0            __             6,000         308.0            3.8
Vice President - Chief              95          303.8          173.2            __             4,500         267.9            3.8
Corporate Affairs Officer           94          281.3          143.5            __             3,400         181.7            3.0

------------------------------------------------------------------------------------------------------------------------------------

(1) As previously announced by the company, Mr. Critelli was elected vice chairman and chief executive officer, and Mr. Breslawsky was elected president and chief operating officer, effective May 13, 1996. Until May
     13, 1996, Mr. Harvey was chairman, president and chief executive officer.
     Thereafter, he remained chairman of the board through December 31, 1996, when, in accordance with the company's succession plan, he retired. Mr.
     Critelli was elected chairman and chief executive officer as of January 1, 1997. See pages 4 and 5 for further biographical information on Messrs.
     Critelli and Breslawsky, respectively.

(2) The value shown for 1996 is the aggregate of the value of the payout of Cash Incentive Units ("CIUs") and the December 31, 1996, market value of restricted stock granted on February 14, 1994, for all Named Executives, and an additional grant on September 12, 1994, for Mr. Riggs, on December
     12, 1994, for Messrs. Breslawsky and Moody, and on September 12, 1994, and
     December 12, 1994, for Mr. Critelli. Payout under the CIUs was based on the magnitude of achievement against the financial performance criteria over the three-year period ending December 31, 1996. (See footnote 1 to Table IV on page 15.) The restrictions on the stock were released due to the attainment of the three-year performance objectives. (See footnote 2 to Table IV.)

(3) Includes amounts contributed to the Pitney Bowes Deferred Investment Plan on behalf of Messrs. Harvey, Critelli, and Breslawsky, Ms. St. Mark and
     Messrs. Moody and Riggs. The plan is a tax-qualified plan under Section
     401(k) of the Internal Revenue Code.

--------------------------------------------------------------------------------

                                                              TABLE II
                                                     STOCK OPTION GRANTS IN 1996

                                                                                                               NET POTENTIAL
                                                                                                            REALIZABLE VALUE AT
                                                                                                           ASSUMED ANNUAL RATES
                                                                                                               OF STOCK PRICE
                                              PERCENTAGE OF                                                   APPRECIATION FOR
                                 OPTIONS      TOTAL OPTIONS                                                    OPTION TERM (2)
                                 GRANTED       GRANTED TO        EXERCISE OR                               ----------------------
                                 IN 1996        EMPLOYEES        BASE PRICE                                5% ($)         10% ($)
NAME                               (#)           IN 1996        ($/SHARE)(1)       EXPIRATION DATE          (000)          (000)
------------------------         -------        ---------        ----------         -------------         --------        -------
George B. Harvey...........      47,500            9.0            49.1875           Feb. 9, 2006           1,469.4         3,723.6
Michael J. Critelli........      20,000            3.8            49.1875           Feb. 9, 2006             618.7         1,567.9
                                 10,000            1.9            48.625            May 12, 2006             305.8           775.0
Marc C. Breslawsky.........      20,000            3.8            49.1875           Feb. 9, 2006             618.7         1,567.9
                                 10,000            1.9            48.625            May 12, 2006             305.8           775.0
Carole F. St. Mark.........      10,000            1.9            49.1875           Feb. 9, 2006             309.3           783.9
John N. D. Moody...........       6,000            1.1            49.1875           Feb. 9, 2006             185.6           470.4
Douglas A. Riggs...........       6,000            1.1            49.1875           Feb. 9, 2006             185.6           470.4

----------

(1) The exercise price equals the market price of a share of the company's common stock on the date of grant. These options become exercisable in installments over a three-year period: one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2)  The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Named Executive Officer is linked directly to the future growth of the price of the company's common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Named Executive Officer is possible without an increase in the stock price, which would benefit the company's stockholders as a whole. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth;
     the actual value, if any, that may be realized by any Named Executive
     Officer will depend on the market price of the common stock on the date of exercise.
--------------------------------------------------------------------------------

Shown in Table III below is information regarding the exercise of options in 1996 by the Named Executive Officers and information regarding their total outstanding options as of December 31, 1996.

                                                             TABLE III
                                    OPTIONS EXERCISED IN 1996 AND 1996 YEAR-END OPTION VALUES

                                                                      NUMBER OF
                            SHARES                              SECURITIES UNDERLYING                      NET VALUE OF
                           ACQUIRED        NET VALUE             UNEXERCISED OPTIONS                  UNEXERCISED IN-THE-MONEY
                          ON EXERCISE      REALIZED              AT YEAR-END (#) (1)                 OPTIONS AT YEAR-END ($) (2)
                         ------------     ---------        -------------------------------       ---------------------------------
NAME                          (#)             ($)          EXERCISABLE       UNEXERCISABLE       EXERCISABLE         UNEXERCISABLE
--------------------      ----------       --------        -----------       -------------       -----------         -------------
George B. Harvey                0                0          204,065            90,485             5,213,938            1,099,314
Marc C. Breslawsky              0                0          131,232            51,068             3,658,334              618,854
Michael J. Critelli         6,000          143,806           35,156            45,944               779,788              510,834
Carole F. St. Mark              0                0           73,413            17,687             1,956,027              204,406
John N. D. Moody**          1,850           65,750           33,957            10,501               921,131              124,384
Douglas A. Riggs                0                0           19,029            10,134               433,786              114,276

--------------------------------------------------------------------------------

*    Does not include restricted stock awards.

**   result of the exercise of ISO

(1) These columns show the aggregate totals of options granted during the period 1987 through 1996. The number of shares subject to the options has been adjusted to reflect the 1992 two-for-one stock split. All options granted prior to 1993 become exercisable in installments over a three-year period, 25 percent after the first year, an additional 25 percent after the second year, and the remaining 50 percent after the third year; and options granted during and after 1993 become exercisable one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2)  These values are based on $54.75 per share, the market price of a share of common stock as of December 31, 1996, net of exercise prices, which range from $19.5938 to $49.1875 per share (adjusted to reflect the 1992 stock split). In all cases, the exercise price equaled the market price of a share at the date of grant.
--------------------------------------------------------------------------------

Table IV, which follows, shows detailed information regarding long-term incentives other than options granted under the Incentive Plans in 1996.
Long-term incentives are contingent upon the attainment of one or more specified performance objectives. The company is obligated, under the terms of these incentives, to make the specified payments, if any, only to the extent that the stated performance objectives are achieved. In 1996, two types of long-term incentives were granted: restricted stock (shares of the company's common stock, the full ownership of which is contingent on the attainment of a performance objective over a three-year period and which is subject to forfeiture); and Cash
Incentive Units ("CIUs") (which represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period).



                                                                TABLE IV
                                                  1996 LONG-TERM INCENTIVE PLAN GRANTS

                                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                    NUMBER OF                                           NON-STOCK PRICE-BASED PLANS
                                 SHARES, UNITS OR                           ----------------------------------------------------
                                  OTHER RIGHTS                                THRESHOLD           TARGET            MAXIMUM
                                 ---------------    PERFORMANCE OR OTHER    --------------    ---------------   ----------------
                                                        PERIOD UNTIL         CIU      R/S       CIU      R/S       CIU       R/S
                                 CIUS       R/S        MATURATION OR         ($)                ($)                ($)
              NAME                (1)       (2)        PAYOUT (1) (2)       (000)     (#)      (000)     (#)      (000)      (#)
-----------------------        --------    ----       -----------------     -----    -----    -------   -----    -------    -----

George B. Harvey.........       616,000   8,750       December 31, 1998      0       4,375     616.0    8,750     962.5     8,750
Michael J. Critelli......       460,000   6,000       December 31, 1998      0       3,000     460.0    6,000     718.8     6,000
Marc C. Breslawsky.......       460,000   6,000       December 31, 1998      0       3,000     460.0    6,000     718.8     6,000
Carole F. St. Mark.......       260,000   3,400       December 31, 1998      0       1,700     260.0    3,400     406.3     3,400
John N. D. Moody.........       188,100   2,000       December 31, 1998      0       1,000     188.1    2,000     293.9     2,000
Douglas A. Riggs.........       156,000   1,750       December 31, 1998      0         875     156.0    1,750     243.8     1,750
--------------------------------------------------------------------------------

(1) CIUs granted under the Pitney Bowes KEIP represent a defeasible right to receive cash payments if certain earnings per share and return on stockholders' equity performance criteria are achieved over the three-year period ending December 31, 1998. CIUs that will mature on December 31, 1998 will pay $0/CIU if the threshold levels are not exceeded. The CIUs will have a value of $.0075 to $1.5625 per unit if the earnings per share and return on stockholders' equity performance criteria are met, depending on the actual magnitude of achievement.

(2) Restricted stock granted under the Pitney Bowes 1991 Stock Plan is subject to forfeiture if certain minimum earnings per share performance criteria are not achieved over a three-year period or if the individual is not employed with the company on the specified determination date. If the threshold level of growth is achieved, 50 percent of the restricted stock will be released. If the target level is achieved or exceeded, 100 percent of the restricted stock will be released. A prorated amount will be released for achievement between the threshold and the target level of growth. Outstanding shares of restricted stock were granted to the Named Executive Officers on February 13, 1995, and February 12, 1996, as follows:
     Mr. Harvey, 11,050 and 8,750 shares, respectively; Mr. Critelli, 6,250 and 4,800 shares, respectively, and 1,200 shares on May 13,1996; Mr. Breslawsky 6,250 and 4,800 shares, respectively, and 1,200 shares on May 13,1996; Ms. St. Mark, 4,500 and 3,400 shares, respectively; Mr. Moody, 2,650 and 2,000 shares, respectively; and Mr. Riggs, 2,250 and 1,750 shares, respectively. The aggregate number of shares of restricted stock held by the Named Executive Officers as of December 31, 1996 (exclusive of shares that were released to the Named Executive Officers after such date), and the aggregate fair market value of such shares is as follows: Mr. Harvey, 19,800 shares ($1,084,050); Mr. Critelli, 12,250 shares ($670,688); Mr.
     Breslawsky,12,250 shares ($670,688); Ms. St. Mark, 7,900 shares ($432,525);
     Mr. Moody,4,650 shares ($254,588); and Mr. Riggs, 4,000 shares ($219,000).
     (Market value is calculated at $54.75 per share, the market price of the common stock at the close on December 31, 1996.) The value of shares released after December 31, 1996 is included in Table I under the heading "Long-Term Incentive Plan Payouts." Individuals granted restricted stock in 1995 and 1996 have voting rights and receive dividends with respect to the stock during the restricted period.
--------------------------------------------------------------------------------

REPORT ON EXECUTIVE COMPENSATION BY THE INDEPENDENT DIRECTORS

INTRODUCTION

The executive compensation policies and programs of the company are the responsibility of the Executive Compensation Committee (the "Committee"), which consists of three independent directors. The Committee, in turn, recommends certain policies, programs and specific actions to all of the inde-pendent directors of the board (the "Independent Directors") for final approval.

The Committee reviews and recommends to the Independent Directors the compensation of the most highly compensated executives (approximately 0.1 percent of the total employees in the company, referred to herein as "Key Executives"), including the compensation of the Named Executive Officers presented in the preceding compensation tables (see Tables I through IV on pages 12 to 15 above). It also establishes the policies for and reviews the annual PBC Incentive and stock options granted to executives who comprise approximately 1 percent of the total employees of the company (referred to herein as "All Executives").

The company's philosophy is to compensate employees fairly and competitively at the average or median level in the markets in which it competes for talent when performance meets goals. The design of the compensation program permits recognition of individual contributions as well as results of the respective business units and the company as a whole.

The company's executive compensation program has been designed with four main objectives:

(1) To provide total compensation which is compe-titive when compared to various markets in which the company competes for executive talent; (2) To place a portion of annual compensation at risk subject to performance against objectives; (3) To divide total compensation between annual and long-term components with a significant portion represented by long-term performance related components; and (4) To align long-term compensation with stockholder interests.

For 1996, the Committee considered all features of the executive compensation program and determined that the individual components in the aggregate still meet the objectives of the program. This review included consideration and discussion of material prepared by the company's primary executive compensation consulting firm and other such firms, and covered in detail the competitiveness of base salary, total annual compensation, and total long-term compensation. The company's compensation information was compared to that of companies deemed to be in its industry group, including some of the companies in the S&P 500 as well as companies in the S&P Office Equipment and Supplies Index, and the S&P Computers (Hardware) Index referenced in the performance graph shown on page 10. The company's compensation information was also compared to that of other companies of similar or larger revenue size, in different lines of business, and in different geographical areas because the Committee believes that the competing marketplace for executive talent is a larger universe of companies than those in the company's industry group.

The Committee also undertook a review of the overall compensation philosophies of the company, with particular emphasis on the various elements of the long-term incentive program. As a means to further strengthen the link between shareholder value and utilization of cost-effective rewards to executives, the Committee has decided to eliminate the use of Restricted Stock awards as a component of the ongoing compensation program for Key Executives and to replace the foregone value with larger stock option and Cash Incentive Unit grants beginning in 1997. Also, the Committee intends to establish more challenging financial objectives which are used to measure the financial performance of the company and, in turn, drive the value of long-term incentive awards.

Further, resulting from this review, the Committee approved for 1997 the introduction of an Executive Deferred Incentive Savings Plan (DISP) which will allow the executive to defer receipt of a portion of his or her annual incentive or long term incentive award until some future date. The Executives who choose to defer may notionally invest in any combination of several sponsored mutual funds, a Pitney Bowes phantom share fund, a treasury bill-based rate of return, or may choose to invest in options to purchase common stock of the Company. In order to encourage investment in Pitney Bowes stock options, the number of options granted is twice the number of shares the participant could have acquired with the amount deferred.

ANNUAL COMPENSATION

BASE SALARY. In general, the company establishes base pay for All Executives at levels that it believes to be, in the aggregate, comparable to base pay at competitor companies.

The determination of an individual Named Executive Officer's base pay is based on the executive's level of experience, individual performance against annually established financial and non-financial unit and individual objectives and competitive market rates for similar positions.

As of February 1, 1996, Mr. Harvey's annual base salary was increased from $770,000 to $820,000, a 6.5 percent increase. This increase was recommended by the Committee following review and discussion of compensation analyses. The in-crease recognized Mr. Harvey's highly successful 1995 accomplishments against various corporate objectives. The Committee and the Independent Directors considered salaries of chief executives of comparable companies in determining the increase in Mr. Harvey's base salary.

As part of the transition planning for Mr. Harvey's pending retirement at the end of 1996 and the appointment of Mr. Critelli as Chief Executive Officer in May 1996 and ultimately Chairman and Chief Executive Officer in January 1997, the Committee considered Mr. Critelli's expanded level of respon-sibilities, his current level of base salary and competitive salaries for seasoned Chief Executive Officers. After weighing these external as well as relevant internal factors, the Committee recommended and the Independent Directors approved at the April 1996 meeting an increase from $550,000 to $625,000, a 13.6% increase, effective with Mr. Critelli's promotion on May 13, 1996.

PERFORMANCE BASED COMPENSATION INCENTIVE. All Executives, including the Named Executive Officers, are eligible for PBC Incentives for achieving specific, significant, annual company, business unit and/or individual objectives. PBC Incentives are expressed as a percentage of base salary ranging from 0% to 150%.

For performance which meets objectives established at the beginning of the year, PBC Incentives are paid at target percentage amounts; maximum amounts are paid for performance which is exceptional; reduced amounts may be paid for acceptable but less than expected performance; and no amount is paid for performance that is unsatisfactory.

The consideration of the recommended PBC Incentives follows a detailed discussion of the company's and the individual's performance for that year against objectives which were established at the beginning of that fiscal year.

For 1996, the Independent Directors determined that Mr. Harvey's performance was significant against several objectives of short-term and long-term significance that had been established by the Independent Directors at the beginning of the year. As a result of its review of all relevant factors of company achievements, the Committee determined to pay Mr. Harvey $1,225,000 as a PBC Incentive for his 1996 performance. This represented a 6.5 percent increase over his 1995 PBC Incentive.

For the 1996 PBC Incentive, Mr. Critelli received $730,000 which was recognition of his performance as the company's Vice Chairman and, for seven and one-half months of 1996, Chief Executive Officer. His amount was also determined by the Committee after review of all relevant factors of achievement.

LONG-TERM INCENTIVES
In 1996, the company generally utilized three types of long-term incentives: Cash Incentive Units ("CIUs"), restricted stock, and stock options. The Committee used these performance-driven components to link executive compensation to internal company performance and to external market performance of the company's stock price. The potential value of, or right to receive, two of these incentive components, CIUs and restricted stock, is contingent upon the attainment of one or more specified long-term financial performance objectives, such as earnings per share and return on stockholder equity. Amounts are paid, or rights given, only to the extent, if any, that the pre-established performance objectives are achieved. CIUs and restricted stock are granted only to Key Executives. The potential future value of stock options, which are granted to All Executives with an exercise price equal to the market price of the stock on the date of grant, is dependent solely upon the future increase in the price of the company's stock.

For 1997, following the Committee's review of the compensation philosophy and the elements and the overall impact of the long term incentive component, the Committee recommended to the Independent Directors and they approved a change in the elements of the long term incentive program. The change eliminates Restricted Stock grants and reallocates that value into more stock option grants and CIUs.

CASH INCENTIVE UNITS. The amount paid pursuant to CIUs is linked to the attainment of certain earnings-per-share growth and rates of return on stockholder equity over a three-year period.

If the company's performance on the two financial measures equals the pre-established growth rate objectives, CIUs pay at a rate of $1.00 per CIU. For performance below the growth rate targets, the CIUs pay at a proportionate rate from $.99 to $.0075 per CIU, and payment decreases to zero if the performance is 75 percent or less of the earnings per share growth rate objective. Payment reaches a maximum payout of $1.5625 per CIU when the performance equals or exceeds 150 percent of the target growth rate objectives.

In 1996, Mr. Harvey was granted 616,000 CIUs which are subject to the attainment of cumulative earnings per share and return on stockholder equity objectives to be measured over the three-year performance period ending December 31, 1998.

In 1996, Mr. Critelli was granted 460,000 CIUs in recognition of responsibilities as Vice Chairman and, as of May 13, 1996, his new role as Chief Executive Officer. These CIUs are subject to the attainment of cumulative earnings per share and return on stockholder equity objectives to be measured over the three-year performance period ending December 31, 1998.

For the three-year performance period ending on December 31, 1996, the payout of previously granted CIUs was at the rate of $1.5625 per unit for all participants because the maximum financial growth rate objectives established in 1994 were exceeded.

STOCK-BASED INCENTIVES

RESTRICTED STOCK. Restricted stock granted in 1996 is subject to both a financial performance and a tenure requirement. The restrictions on the shares are released, in total or in part, only if the executive is still employed by the company at the end of the performance period and if the performance objective of growth in compound earnings per share over the applicable three-year period has been achieved.

If the performance objective is achieved or exceeded, all of the restricted shares are released. If the compound three-year earnings per share growth is less than 75 percent of the target rate, the shares are forfeited. If performance is at 75 percent of the target rate, 50 percent of the shares are released and the balance is forfeited. For performance between 75 percent and the target level, the shares are released on a proportionate basis, with the unearned balance being forfeited.

In 1996, Mr. Harvey was granted 8,750 shares of restricted stock. On the date of grant, the market price of the stock was $49.1875 per share. The release of restrictions relating to these shares is to be determined based on performance over the three-year period ending December 31, 1998. For 1996 Mr. Critelli was granted 6,000 shares of restricted stock in recognition of his role as Vice Chairman until mid-May 1996 and then for his new responsibilities as Chief Executive Officer following the annual meeting. In deciding to grant these shares to Mr. Harvey and Mr. Critelli, the Independent Directors considered the number of restricted shares then held by each individual and determined that the number of shares to be granted in 1996 represented an appropriate component of each such executive's total compensation package for 1996.

For the three-year performance period ending on December 31, 1996, the restrictions on all 7,500 shares granted to Mr. Harvey on February 14, 1994 were released, as the Independent Directors determined that the performance objective had been exceeded. Also, the 6,250 shares granted to Mr. Critelli in 1994 were released.

STOCK OPTIONS. The level of stock option grants is established by taking into consideration the com-petitive level of option grants for comparably situated executives. The exercise price of options granted by the company has always been equal to 100 percent of the market price of the company's common stock on the date of grant; options have a ten-year exercise period, but most often only become exercisable in installments during the first three years following their grant.

In determining the number of options to be granted to each of Mr. Harvey and Mr. Critelli in 1996, 47,500 and 30,000 respectively, the Independent Directors considered the number of stock options then held by such individuals and determined that the number of options to be granted for 1996 represented an appropriate component of the individual's total compensation package for 1996.

DEDUCTIBILITY OF COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162 (M) Publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as "performance-based compensation." The company generally intends to comply with the requirements for full deductibility wherever possible. The company will, however, weigh the benefits of compliance with Section 162(m) against the burdens thereof, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company's best interest to do so. In this regard, it is the company's expectation that compensation under the 1991 Plan and the KEIP will normally be performance-based compensation and thus qualify for deductibility under Section 162(m).

Linda G. Alvarado       Charles E. Hugel     Michael I. Roth
William E. Butler       David T. Kimball     Phyllis Shapiro Sewell
Colin G. Campbell       Leroy D. Nunery      Arthur R. Taylor

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS
The Pitney Bowes Severance Plan, Senior Executive Severance Policy, and Incentive Plans provide for a period of continued income and continued benefit under grants made pursuant to the Incentive Plans (see "Executive Officer Compensation" beginning on page 11) to employees who are terminated by certain actions of the company. These terms are also intended to encourage all employees, including the Named Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. "Change of Control" is defined in the Severance Plan, Senior Executive Severance Policy, and in the Incentive Plans as the acquisition of 20 percent of the company's common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Pitney Bowes Severance Plan dated December 12, 1988, as amended, provides for the payment of severance to employees, including the Named Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control). Severance will consist of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a minimum of two weeks' pay, and a maximum of two years' pay. The Severance Plan also provides that employees (exclusive of executives covered under the Senior Executive Severance Policy) whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority.

The Senior Executive Severance Policy, which was adopted by the board of directors in December, 1995 provides for the payment of severance to certain senior executive employees, including the Named Executive Officers, whose employment with the company is terminated within two years after a Change of Control. The Senior Executive Severance Policy provides that a covered employee whose employment is terminated, whose position, authority, pay or benefits are diminished or who is relocated within two years after a Change of Control, or who voluntarily terminates employment during the 30-day period immediately following the first anniversary of the date of the Change of Control, will be entitled to, among other things, severance pay in an amount equal to two times the sum of the employee's annual base salary and highest annual PBC Incentive received in any of the three years preceding termination, and the continuation of certain welfare benefits for up to two years following termination of employment.

The 1979 Plan and the 1991 Plan each provide that, in the event of a Change of Control, outstanding options granted under the plans to any employee will become immediately and fully exercisable. The 1991 Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the plan will become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

Also, the KEIP provides that in the event of a Change of Control, All Executives, including the Named Executive Officers, will have a vested right to PBC Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (for Key Executives) (in amounts to be determined by the Independent Directors as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of Pitney Bowes, as applicable). Such PBC Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect.

If any of these benefits, either alone or together with any other payments or benefits provided to covered senior executive employees, including a Named Executive Officer, would constitute an "excess parachute payment" subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Senior Executive Severance Policy provides that an additional payment would be made to each affected covered employee so that such excise tax is reimbursed on a net after-tax basis.

It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Senior Executive Severance Plan or either of the Incentive Plans in the event of a Change of Control.

PENSION BENEFITS

The following table shows estimated annual retirement benefits (rounded to the nearest dollar) which would be payable to individuals at the compensation levels of the Named Executive Officers, at specified years of service classifications under the Pitney Bowes Retirement Plan, as supplemented by the Pitney Bowes Benefit Equalization Plan (collectively, the "Retirement Plan"). The amounts of annual benefits shown on the following table are predicated on the assumptions that the employee retires at age 65 and that the employee is to be paid on a single life annuity basis. The amount of compensation shown under the columns "Annual Compensation" on the Summary Compensation Table (Table I) on page 12 is substantially the same as compensation that is the basis for benefits under the Retirement Plan, which is referred to as "Final Average Earnings" on the following table. The estimated annual benefits are not subject to any further deduction for Social Security benefits.

--------------------------------------------------------------------------------

                                                                   PENSION BENEFITS

                                                                   YEARS OF SERVICE
                            --------------------------------------------------------------------------------------------------------
  FINAL AVG.
  EARNINGS                     10             15              20             25              30             35                40
  ---------                 --------       --------        --------       --------        --------       --------          ---------
  $  800,000................$125,981       $188,972        $255,962       $322,953        $389,943         $456,934         $523,924
  $1,000,000................$157,981       $236,972        $320,962       $404,953        $488,943         $572,934         $656,924
  $1,200,000................$189,981       $284,972        $385,962       $486,953        $587,943         $688,934         $789,924
  $1,400,000................$221,981       $332,972        $450,962       $568,953        $686,943         $804,934         $922,924
  $1,600,000................$253,981       $380,972        $255,962       $650,953        $785,943         $920,934       $1,055,924
  $1,800,000................$285,981       $428,972        $580,962       $732,953        $884,943       $1,036,934       $1,188,924


  Messrs. Harvey (age 65), Critelli (age 48), Breslawsky (age 54), Moody (age
  52), Riggs (age 52) and Ms. St. Mark (age 54), have 40, 18, 16, 26, 9, and 17 years of credited service (rounded to the nearest whole year), respectively, under the Retirement Plan as of February 28, 1997.
--------------------------------------------------------------------------------

APPROVAL OF APPOINTMENT OF PITNEY BOWES' INDEPENDENT ACCOUNTANTS

The Audit Committee of the board has recommended, and the board has approved for vote by stockholders, the continuation of Price Waterhouse LLP as the independent accountants for Pitney Bowes for 1997.

Price Waterhouse LLP has served in this capacity continuously since 1934. Price Waterhouse LLP has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. Representatives of Price Waterhouse LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1997.

STOCKHOLDER PROPOSAL RELATING TO CERES PRINCIPLES

The company has been informed that Progressive Securities Investment Management, 200 First Avenue West, Suite 204, Seattle, Washington 98119, on behalf of its clients, Ogden and Marjorie Kellogg, owners of 500 shares of the company's common stock, and the Dominican Sisters of Springfield, Illinois, 1237 West Monroe Street, Springfield, Illinois 62704, beneficial owners of 2900 shares of the company's common stock, 1700 of which have been held for over one year, intend to present the following supporting statement and proposal at the 1997 Annual Meeting of Stockholders:

"WHEREAS WE BELIEVE:

"Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

"Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

"Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

"WHEREAS:

"The Coalition for Environmentally Responsible Economies (CERES) - which includes shareholders of this Company; public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun [Sunoco], General Motors, H.
B. Fuller, Polaroid, and Bethlehem Steel, have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; `value-added' for the company's environmental initiatives;

"In endorsing the CERES Principles, a company commits to work toward:

 "1.  Protection of the biosphere
  2.  Sustainable natural resource use
  3.  Waste reduction and disposal
  4.  Energy conservation
  5.  Risk reduction
  6.  Safe products & services
  7.  Environmental restoration
  8.  Informing the public
  9.  Management commitment
 10.  Audits and reports

"[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927.]

"CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

"RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

SUPPORTING STATEMENT

"Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.

"Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike."

DIRECTORS' STATEMENT IN OPPOSITION

Pitney Bowes' environmental management program has evolved over the last decade from a basic compliance program to one of advanced product stewardship and corporate responsibility. The company has had a Corporate Policy on Environmental Protection (the "Policy") in place since 1987. The Policy commits Pitney Bowes to protect the environment by continually measuring and improving its environmental performance, policies and programs based on audit results and taking into account regulatory developments, customer needs, technical developments, scientific understanding, and community expectations. The Policy establishes the responsibility of every employee for the protection of the environment and identifies the specific responsibilities of key management. By promulgating the Policy, Pitney Bowes has demonstrated its commitment to high standards of environmental performance and responsibility.

In furtherance of the Policy, the company established a Zero Discharge Program in 1989 which sets goals surpassing legal requirements and evidences its commitment to minimizing the discharge of hazardous emissions to air, water and land. Pitney Bowes made this commitment because of its belief that minimizing the amount of hazardous emissions from its operations would result in a cleaner environment for its employees and the community, reduced risk to employee health through potential exposure to hazardous materials and an improved efficiency in operations that would in turn lead to reduced costs.

In addition, Pitney Bowes joined the Environmental Protection Agency's (the "EPA") voluntary 33/50 Program in 1991. Even though the EPA had targeted a 33% reduction in certain chemical releases by 1992 and a 50% reduction by 1995, Pitney Bowes chose to commit to, and exceeded, an even more aggressive target of 80% for all five program chemicals which were used in Pitney Bowes' operations.

Pitney Bowes also has an advanced two-phased Product Stewardship Program. The first phase involves the incorporation of environmental and product end-of-life concerns into product design in order to minimize the products' environmental impact up front. The second phase consists of the establishment of programs to motivate suppliers and vendors to adopt product environmental practices that are equivalent in effect to those of Pitney Bowes. Pitney Bowes also plans to fully integrate environmental concerns into its business strategy, including the area of cost accounting.

While the company is proud of its environmental record, as disclosed in Pitney Bowes' annual report on Form 10-K, the company is involved as a po-tentially responsible party or a third party defendant at certain state and federal Superfund sites. This involvement is primarily the result of activities which predated hazardous waste disposal regulations or which were performed by third parties without the company's knowledge. Pitney Bowes is committed to mitigating the environmental impact of its operations. It is the company's policy to respond responsibly to any situation requiring environmental remediation by the company. Pitney Bowes has an active program for evaluating the environmental risks associated with property being sold, purchased or leased.

The board of directors believes that implementation of the CERES proposal would unduly burden the company and its shareholders with additional administrative requirements and related costs while adding very little to Pitney Bowes' environmental effort. In particular, the board of directors believes that Pitney Bowes' current initiatives regarding the reporting of its environmental performance are more closely aligned with the interests of its shareholders than the reporting formats mandated by the CERES proposal. These initiatives include a periodic progress report to be included in the company's home page on the Internet, as well as a quarterly newsletter describing the company's environmental programs and progress.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, proposals for stockholder action at the 1998 annual meeting, including nomination of direc-tors, must be received by the corporate secretary of the company no later than December 4, 1997, if such proposals are to be included in the company's proxy statement and proxy.

In addition, the company's Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the company's proxy statement and proxy. Such procedural requirements are fully set forth in the company's Bylaws, a copy of which may be obtained without charge by any stockholder by contacting the corporate secretary of the company at the address and telephone number set forth on the cover of this proxy statement. To have a nomination or item of business brought before the 1998 annual meeting, a stockholder must deliver the requisite notice of such nomination or item to the corporate secretary of the company at its executive offices no later than February 9, 1998.

SOLICITATION OF PROXIES

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of Pitney Bowes without additional compensation by personal interview, by telephone, or by telegram. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common and $2.12 preference stock held of record, and Pitney Bowes will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. Pitney Bowes has retained ChaseMellon Shareholder Services, L.L.C. to aid in the solicitation of proxies. The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

OTHER MATTERS

The management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

The 1996 annual report was distributed by mail several days prior to the distribution of this notice and proxy statement. If you did not receive a copy of the company's 1996 annual report or would like a copy of the company's Form 10-K for the 1996 fiscal year, you may request copies by contacting the corporate secretary of the company at the address and telephone number set forth on the cover of this proxy statement.

By order of the board of directors.

Amy C. Corn
Corporate Secretary and
Senior Associate General Counsel

[MAP TO PITNEY BOWES WORLD HEADQUARTERS]



DIRECTIONS:

NORTHBOUND ON I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue 1/2 mile to stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

SOUTHBOUND ON I-95

Please take Exit 7 (Atlantic Street). At the second traffic light, turn left onto Atlantic Street and continue through second traffic light to stop sign and turn left onto Washington Boulevard. At next stop sign turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

FROM THE MERRITT PARKWAY

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.